Exhibit 16.1

February 17, 2026

Office of the Chief Accountant,

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Re: Game Your Game, Inc.

Dear Sirs,

We have received a copy of, and are in agreement with, the statements being made by Game Your Game, Inc. under section “Dismissal of Independent Registered Public Accounting Firm” dated February 17, 2026, insofar as it relates to our firm. We are not in a position to agree or disagree with other statements of Game Your Game, Inc. contained therein.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement on Form S-1.

Very truly yours,

/s/ KNAV CPA LLP

KNAV CPA LLP

Atlanta, Georgia

February 17, 2026